Exhibit 3.1

CERTIFICATE OF FORMATION

OF

HORIZON PHARMACEUTICAL LLC

TO THE SECRETARY OF STATE

OF THE STATE OF DELAWARE:

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code, as amended, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

I.

NAME

The name of the limited liability company is Horizon Pharmaceutical LLC (the “Company”).

II.

INITIAL REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808.

IN WITNESS WHEREOF, the undersigned authorized agent of the Company has executed this Certificate of Formation as of October 25, 2016.

/s/ Timothy P. Walbert
Timothy P. Walbert
Authorized Person